ARTICLES OF INCORPORATION

OF

Wolf Exploration Inc.

KNOW ALL MEN BY THESE PRESENTS:

That we the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and do hereby certify:

1.

The name of this corporation is Wolf Exploration Inc.

2.

The resident agent of said corporation shall be Pacific Corporate Services Company, 7631 Bermuda Road, Las Vegas, NV 89123 and such other offices as may be determined by the By-Laws in and outside the State of Nevada.

3.

The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.

4.

The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the Incorporator signing these Articles as follows:

Douglas McClean	Suite 307-19533 Fraser Hwy.
Surrey B.C. Canada V3S-6K7

5.

The Corporation is to have perpetual existence.

6.

The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares Common Stock at $0.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgement of the Board of Directors as to the value thereof shall be conclusive.

7.

The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.

IN WITNESS WHEREOF, I have set my hand this 23rd day of January __, 1996.

PROVINCE OF BRITISH COLUMBIA	)
)
COUNTY OF WESTMINSTER	)

On this 23rd day of, January 1996, before me, a notary public in and for said County and Province, personally appeared Douglas McClean, known to me to be the person whose name is subscribed to the foregoing instrument, and he duly acknowledged to me that he executed the same for the purpose therein mentioned.

IN WITNESS WHEREOF, I have set my hand and offered by official seal in said County and Province the day and year in this Certificate first above written.

JAN 24 1996

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(after Issuance of stock)

Wolf Exploration Inc.
Name of Corporation

We the undersigned	Blair Coady	and
President or Vice President

Blair Coady	of	Wolf Exploration Inc.
Secretary		Name of Corporation

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 17 day of March 1997, adopted a resolution to amend the original articles as follows:

Article One is hereby amended to read as follows:

The name of the corporation is Wolf Industries Inc.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is one that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Province of Alborta	)
	)	ss.
City of Calgary	)

On March 26, 1997 personally appeared before me, a Notary Public, Blair Coady, President, Secretary, (name of persons appearing and signing document) who acknowledged that he executed the above instrument.

(Notary stamp or seal)	Signature of Notary
MELINDA L. ANDO
Barrister & Solicitor

FILED # C1536-96

NOV 21 2000

Certificate of Amendment to Articles of Incorporation

For Profit Nevada Corporations

Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock

-Remit in Duplicate-

1.	Name of corporation: WOLF INDUSTRIES INC.

2.	The Articles have been amended as follows (provide article numbers if available)

ARTICALE ONE

The name of the Corporation shall be: TRAVELPORT SYSTEMS INC.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 2,502,808, of the total of 2,503,308 present at the meeting.

4.	Signatures:

This instrument was acknowledged before me on November 20th, 2000, by Patrick McGowan, known or proved to be the person executing the above instrument.

DEAN HELLER	Certificate of	FILED: C1536-96
Secretary of state	Amendment	AUG 17 2001 $1.50
	(PURSUANT TO ARS 78.385 and
202 North Carson Street	78.390)
Carson City, Nevada 89701-4201
(775) 684 5708
Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390- After Issuance of Stock)

-Remit In Duplicate-

1. Name of corporation:	TRAVELPORT SYSTEMS INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 SHALL NOW READ:
ARTICLE 1: THE NAME OF THE CORPORATION IS:
AMERICAN PETRO-HUNTER INC:

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 51%.*

4. Officer Signature (Required):

* If any proposed amendment would alter or change any preference or any relative or other right give to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filling to be rejected.